EXHIBIT 99.1

Enochian BioSciences Announces Receipt of Notice from Nasdaq Regarding Delayed Filing of Form 10-Q for the Period Ended September 30, 2022

LOS ANGELES, November 30, 2022 (GLOBE NEWSWIRE) -- On November 23, 2022, Enochian BioSciences Inc. (the “Company”) received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its Form 10-Q for the period ended September 30, 2022 (the “Form 10-Q”), the Company remains in non-compliance with Nasdaq Listing Rule 5250(c)(1), which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). As previously disclosed on Form 8-K filed with the Securities and Exchange Commission on October 21, 2022, on October 17, 2022, the Company previously received a notice from Nasdaq indicating that as a result of not having timely filed its Annual Report on Form 10-K for the period ended June 30, 2022 (the “Form 10-K”), the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1).

As previously disclosed, the Company currently believes the delay in the filing of the Form 10-K and Form 10-Q is due to one issue resulting from the continued work being done by a third-party valuator on a company asset.

This notification has no immediate effect on the listing of the Company’s shares on Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

Under Nasdaq rules, the Company has 60 calendar days from the prescribed due date for filing the Form 10-K, or December 16, 2022, to either file the Form 10-Kor to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If the Company does not file the Form 10-K but submits a plan to regain compliance, and Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the Form 10-K, or April 11, 2023, to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian BioSciences Inc.’ most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Enochian BioSciences Inc. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact: ir@enochianbio.com

Source: Enochian Biosciences Inc.